Exhibit 7(c)

EXECUTION VERSION

LETTER AGREEMENT

This letter agreement, is made and entered into as of July 30, 2017 (this “Letter Agreement”), by and between Advance/Newhouse Programming Partnership, a New York general partnership (“Advance”), and John C. Malone (“JM”).

RECITALS

WHEREAS, as of the date hereof, JM is the Beneficial Owner of the number of shares of Series B Common Stock, par value $0.01 per share (“Series B Common Stock”), of Discovery Communications, Inc., a Delaware corporation (the “Company”), set forth opposite his name on Schedule A hereto (together with such additional shares of Series B Common Stock that become Beneficially Owned by JM, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the date on which this Letter Agreement is terminated in accordance with Section 5 below, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Letter Agreement, Advance and the Company are entering into a Preferred Share Exchange Agreement in the form attached as Annex A (the “Exchange Agreement”) pursuant to which Advance will transfer all of its shares of Series A Convertible Participating Preferred Stock, par value $0.01 per share, and Series C Convertible Participating Preferred Stock, par value $0.01 per share, of the Company in exchange for shares of the Company’s newly designated Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share, and newly designated Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share (the “Exchange”); and

WHEREAS, in the event a meeting of holders of capital stock of the Company is called for the purposes of approving the Exchange Agreement and the transactions contemplated thereunder, including the Exchange (the “Exchange Proposal”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of shares of capital stock of the Company with respect to such matter, Advance has requested and JM desires to vote or cause to be voted the Subject Shares that he is entitled to vote in favor of the Exchange Proposal;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                      Voting of Shares.  From the period commencing with the execution and delivery of this Letter Agreement and continuing until the date on which this Letter Agreement is terminated in accordance with Section 5 below, at every meeting of holders of capital stock of the Company called with respect to the Exchange Proposal, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of shares of capital stock of the Company with respect to the Exchange Proposal, JM shall vote or cause to be voted the Subject Shares that he is entitled to vote in favor of the Exchange Proposal.

2.                                      Representations and Warranties of Advance.  Advance has all requisite power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby.  This Letter Agreement has been duly authorized, executed and delivered by Advance and constitutes a valid and binding obligation of Advance enforceable in accordance with its terms.

3.                                      Representations and Warranties of JM.  JM has all requisite power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby.  This Letter Agreement has been duly authorized, executed and delivered by JM and constitutes a valid and binding obligation of JM enforceable in accordance with its terms.

4.                                      Stockholder Capacity.  Advance acknowledges that JM is a director of the Company and that all agreements and understandings in this Letter Agreement are made in JM’s capacity as a stockholder and not as a director of the Company.  JM is entering into this Letter Agreement solely in JM’s capacity as the Beneficial Owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by JM in the his capacity as a director of the Company.  The taking of any actions (or any failures to act) by JM (including voting on matters put to the Company’s board of directors or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in JM’s capacity as a director of the Company shall not be deemed to constitute a breach of this Letter Agreement, regardless of the circumstances related thereto.

5.                                      Termination.  This Letter Agreement shall automatically terminate without further action upon the earliest to occur of (i) the effective time of the Exchange, (ii) the termination of the Exchange Agreement, (iii) the receipt of the requisite approval for the Exchange Proposal by the holders of capital stock of the Company entitled to vote on the Exchange Proposal, (iv) receipt of a written determination from Nasdaq that no approval of the Exchange Proposal is required to consummate the Exchange and (v) the written agreement of Advance and JM to terminate this Letter Agreement.

6.                                      Certain Definition.  For purposes of this Agreement, the term “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that JM will not be deemed to Beneficially Own any Subject Shares held by (i) his spouse or (ii) The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until JM exercises his right of substitution and acquires such Subject Shares from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

7.                                      Specific Performance.  Each of the parties acknowledges and agrees that the covenants, obligations and agreements contained in this Letter Agreement relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants, obligations or agreements will cause irreparable injury for which adequate

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remedies are not available at law and for which monetary damages are not readily ascertainable.  Therefore, the parties agree that they shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain any party from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that any of the parties has an adequate remedy at law or in damages.

8.                                      Governing Law and Venue; Waiver of Jury Trial.  This Letter Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof.

9.                                      Modification or Amendment; Waivers.  This Letter Agreement may be amended, modified or supplemented in writing by the parties hereto.  Any provision of this Letter Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.                               Severability.  The provisions of this Letter Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Letter Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Letter Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Letter Agreement and the application of such provision to other persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.                               Entire Agreement.  This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

12.                               Counterparts; Effectiveness.  The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement.  This Letter Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first above written.

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	A/NPP Holdings LLC, as Managing Partner

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

JOHN C. MALONE

By:	/s/ John C. Malone
Name: John C. Malone

[Signature Page of Exchange Side Letter Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of Series B Common Stock
John C. Malone	5,923,019